U.S. Securities and Exchange Commission
                             Washington, D.C. 20549



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                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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        Date of Report (Date of earliest event reported): June 22, 2001


                         Roberts Realty Investors, Inc.
               (Exact name of Registrant as specified in charter)



           Georgia                     001-13183              56-2122873
----------------------------- ---------------------------  ---------------
(State or other Jurisdiction   (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                   Identification Number)


    8010 Roswell Road, Suite 120, Atlanta, Georgia                  30350
    -------------------------------------------------             ---------
         (Address of principal executive offices)                 (Zip Code)

                                 (770) 394-6000
                      -------------------------------------
              (Registrant's Telephone Number, including Area Code)



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Item 5.  Other Events.

     The Company is filing this Current Report on Form 8-K to file with the Commission the letter to its shareholders from its President and Chief Executive Officer that is included along with its annual report and proxy materials mailed to shareholders for its annual meeting scheduled for July 17, 2001.


Item 7.   Exhibits

(b)      Exhibits

                           99.1     Letter to shareholders




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                                   Signatures


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.


                                            ROBERTS REALTY INVESTORS, INC.


Dated:   June 22, 2001                      By:  /s/ Charles R. Elliott
                                                 ------------------------------
                                                     Charles R. Elliott
                                                     Chief Financial Officer




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                                  Exhibit Index

Exhibit No.                Description

99.1     Letter to shareholders



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                               To Our Shareholders


By any measure, your company had an excellent year during 2000 in all areas of its business...financial results, new construction, financing, and distributions to shareholders. We have no surprises to report, and we continue to manage our business conservatively while staying focused on our business plan and growth strategy. As a result, during 2000, we earned $6.4 million of cash flow, increased FFO 17.2% from $0.73 to $0.85 per share, and paid our shareholders quarterly dividends totaling $3.8 million or $0.49 per share. In addition to our regular dividend, we paid a special distribution of $1.8 million or $0.25 per share in July 2000 from the sale of Ivey Brook.

2000 Financial Highlights
Our 2000 operating performance was highlighted by increased operating revenue, net operating income ("NOI"), and improved operating margins. When compared to 1999, operating revenue increased 4.1% from $19,384,000 to $20,178,000 while operating expenses increased only 1.1%, resulting in a 5.7% increase in net operating income. Our NOI margin increased 1.0% from 65.5% to 66.5%, which is the result of our effort to control operating expenses while raising rents and collecting more revenue from our existing properties.

Our excellent operating performance during 2000 was driven primarily by our strong same-property financial results. Our same-property financial comparisons (the seven communities that were stabilized during both 2000 and 1999) included a 7.1% increase in same-property operating revenue from $16,450,000 during 1999 to $17,621,000 during 2000, a 3.8% increase in same-property operating expenses, and an 8.8% increase in same-property NOI. The average monthly rent per apartment home increased 4.0% from $922 to $959 per month while the average physical occupancy at our seven stabilized communities increased 1.4% from 94.4% to 95.8%.

We are very pleased with our 2000 operating performance and especially our same-property financial results. This growth is the result of our focused strategy to own and operate only new apartment communities in locations close to high-growth employment centers, major transportation arteries, and quality single-family neighborhoods with excellent school systems. Our ability to maintain high occupancies, raise rents, and increase cash flow from our existing properties is an important part of our financial growth, and we expect this positive trend to continue during 2001.

Speaking of great properties, on the cover of this year's annual report, we are excited to share with you an aerial photograph of Addison Place, the newest addition to our portfolio of institutional quality apartment communities. Addison Place is a 403-unit apartment community that upon completion will include a new CVS drugstore, 47,000 square feet of upscale retail, a new Fulton County library, 285 garden apartments, and 118 townhouses. In the foreground of the aerial photograph is the clubhouse, pool, and courtyard area and above the clubhouse is the site for the new Fulton County library. To the right of the library on the other side of the loop road is the new CVS drugstore and the site for the 47,000 square foot retail center. Addison Place incorporates all of our leading-edge design and amenities that exemplify our tradition of excellence. More important, it takes us to a new level of planning and design as we focus on smart growth development, where residents can live, work, and shop, all within a short distance of their apartment home. Because Addison Place combines shopping, a library, and an elementary school directly across the street, all within easy walking distance, it is an excellent example of smart growth practices put to work.

Financing
An important part of our business plan is to prudently manage our balance sheet by financing our properties with the lowest cost of debt. This strategy maximizes the Company's return on its invested capital. All of the Company's debt is long-term, fixed-rate with an average interest rate


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of 7.4%. In May 2000, we closed a $22,500,000 construction/permanent loan with
First Union National Bank. The loan was used to finance construction of our 285-unit second phase of Addison Place and includes a fixed interest rate of 8.62% and a term of five years. Based on projected first-year stabilized operating results for the 285 apartments, we estimate an 11% return on our $5 million of invested capital.

Enhancing Shareholder Value
On June 23, 2000, we sold our Ivey Brook community for $14,550,000, which exceeded the net asset value we published in May 2000. In July 2000, we distributed $0.25 per share from the Ivey Brook sales proceeds, which resulted in total dividends and distributions paid in 2000 of $0.74 per share. In August 1999, we sold Bentley Place and distributed $0.50 per share from the sales proceeds, which resulted in total dividends and distributions of $1.08 per share paid in 1999. With the sales of Bentley Place and Ivey Brook, we have distributed $0.75 per share to you, our shareholders, which was in addition to our regular quarterly dividend. These two sales enhanced shareholder value because the price of our stock today is higher than it was before we sold Ivey Brook and Bentley Place, except now you have cash of $0.75 per share in addition to the stock you own. The graph below shows the trend in total dividends and distributions paid to our shareholders beginning with the payment of our first dividend in 1996.

                                [Graphic Omitted]


                          Dividend            Distribution             Total

      1996                 $0.48                 $0.00                 $0.48
      1997                 $0.53                 $0.05                 $0.58
      1998                 $0.58                 $0.00                 $0.58
      1999                 $0.58                 $0.50                 $1.08
      2000                 $0.49                 $0.25                 $0.74



New Construction
In addition to the orderly sale of some of our properties allowing us to make special distributions that enhanced shareholder value, we continue to develop and build new apartment communities, which replace the properties we are selling. As we sell some of our properties and reinvest the equity in our new construction, we are creating new value and continually improving the overall asset quality of our portfolio.

We have completed construction and are in the process of installing our landscaping at the 285-unit second phase of Addison Place. Leasing is progressing very well with 155 or 54% of the apartments leased, especially given that residents are occupying their apartments in the midst of landscaping and final punch work. We invite you to drive through Addison Place and stop by the leasing office to meet our on-site staff. If you do, be sure to tour our grand clubhouse and amenity area, because we guarantee you there is nothing comparable.

In addition to Addison Place, we currently have two other properties under construction, one in Atlanta and one in Charlotte. In Atlanta, our 250-unit Old Norcross property represents a total investment of $21 million, of which $17 million is being funded with a construction loan. Our Charlotte project consists of 319 apartments and represents an investment of approximately $30 million, of which $23 million will be funded with a construction loan. These two properties total 569 apartment homes valued at $51 million. Both properties will be in their lease-up programs beginning in the fourth quarter of this year.

Net Asset Value
Each year, we publish the company's net asset value, which is the price we believe our properties are worth if sold individually in the open market. In May 2000, we published our net asset value



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of $11.51 per share. We believe it is important to discuss net asset value because it more accurately reflects the market value of our apartment portfolio than our stock price does. During the past three years, we sold four of our apartment communities, each for net asset value or greater, which indicates we have been conservative with our estimate of net asset value. We sold Autumn Ridge in August 1997 and Windsong in January 1998 because they were our oldest and least desirable assets and we wanted to redeploy the equity from these two properties into newer, faster growing apartment communities. Bentley Place was sold in August 1999 because of its location in an area that was declining and because its small size made it inefficient to operate. In June 2000, we sold Ivey Brook because of its small size, which like Bentley Place made it inefficient to operate.

These four property sales accomplished two important goals. First, we were able to reposition and upgrade our portfolio of apartment homes, which has made your company stronger and more valuable with increasing cash flow. Second, we paid two special distributions totaling $0.75 per share, which was part of our previously announced strategy to maximize shareholder value. We sold Bentley Place and paid a distribution of $0.50 per share from the sales proceeds. We continued this strategy with the sale of Ivey Brook by paying a distribution of $0.25 per share in July 2000. As the following table shows, we have been able to increase the amount of distributions paid to our shareholders while continuing to maintain our net asset value.

                                                                     Total
              Net Asset         Dividends      Distributions     Dividends and
                Value           Per Share        Per Share       Distributions
             -----------       -----------     -------------    ---------------

 1996            $10.26            $0.48            $0.00            $0.48
 1997            $10.52            $0.53            $0.05            $0.58
 1998            $10.52            $0.58            $0.00            $0.58
 1999            $11.46            $0.58            $0.50            $1.08
 2000            $11.51            $0.49            $0.25            $0.74

It is important to remember that it is the development and construction of new apartment communities that creates an increasing net asset value. As we complete the construction and leasing of our Charlotte and Old Norcross communities over the next twelve months, we expect our net asset value to increase to approximately $12.50 per share. This will allow us to consider an increase in our dividend or the payment of a special distribution, which will enhance shareholder value.

Stock Repurchase Program
During 2000, we completed our previously announced 350,000-share repurchase program at an average price of $7.61 per share. In 2001, your Board of Directors authorized the repurchase of an additional 50,000 shares, of which we have bought 12,588 shares. We intend to continue to buy back stock in our company until we complete the repurchase of these additional 50,000 shares. This strategy creates value for you, our shareholders, in two ways. First, by buying back our stock, we are reducing the number of shares and units outstanding, thereby increasing your percentage ownership in the company. Second, we are selling our properties at 8.5% capitalization rates and using part of the sales proceeds to buy back our stock, which is currently trading at a 10.4% capitalization rate. Explained another way, we are buying our stock at $8.00 per share that we believe is worth $12.00 per share.

The Year in Review
In reviewing our 2000 performance, we are very pleased with our efforts to maximize shareholder value. We are especially pleased with the $0.25 per share distribution we returned to you from the sale of Ivey Brook, which is in addition to your quarterly dividends. Our new Addison Place community, along with the two projects we currently have under construction, will replace the properties we are selling and, more important, continue to grow our net asset value. We are buying back our stock at a discount to net asset value, which benefits each of you as a shareholder. Our company is financially strong, the stabilized properties are 95% occupied, cash



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flow is increasing, and our properties are producing a 13% return on invested equity while reducing the first mortgage loans on the properties by $900,000 per year.

Finally, we want to acknowledge the hard work and dedication of each member of our on-site staff as well as everyone at our corporate office, because without them, these results would not be possible. Clearly, our business plan is working and all our hard work and accomplishments have produced another excellent year for your company in all areas of its business.

If you are not aware, we will be holding our annual shareholders meeting at 10:00 a.m. on Tuesday, July 17, 2001. This year, we are having our annual meeting at the Addison Place Clubhouse, 5100 Abbotts Bridge Road, Alpharetta, Georgia 30005, which will give you an opportunity to visit our newest community. We sincerely hope you will be able to join us on July 17th as we discuss our 2000 financial results and accomplishments in more detail.




/s/ Charles S. Roberts                          /s/ Charles R. Elliott
------------------------------------            -------------------------------
    Charles S. Roberts                              Charles R. Elliott
    President and Chief Executive Officer           Chief Financial Officer